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EXHIBIT 2

        PETRO-CANADA
NOTICE OF 2004 ANNUAL AND SPECIAL MEETING
APRIL 27, 2004

MANAGEMENT
PROXY CIRCULAR

Your Participation is Important – Please Take a Minute to Vote.

Voting instructions on page 4

Table of Contents

Invitation to Shareholders	3
Voting and Proxies: Questions and Answers	4
MANAGEMENT PROXY CIRCULAR
Business of the Meeting	7
Election of the Board of Directors	7
Appointment of Auditors	7
Amendment to the Employee Stock Option Plan	7
Shareholder Proposals	7
Board of Directors	7
Director Nominees	7
Meetings Held and Attendance of Directors	10
Executive Compensation	11
Report on Executive Compensation	11
Summary Compensation Table	14
Equity Compensation Plans	15
Grants of Stock Options	15
Stock Options Exercised	16
Pension Plans	16
Contracts Relating to Termination of Employment	18
Stock Performance Graph	18
Compensation of Directors	19
Indebtedness of Directors, Executive and Senior Officers	21
Directors' and Officers' Insurance Program	21
Corporate Governance Practices	22
Principles	22
Composition of the Board and Independence from Management	22
Role and Expectations of the Board	22
The Board's Expectations of Management	22
Role and Expectations of Board Committees	22
Shareholder Proposals for the 2005 Annual Meeting	23
Shareholder Feedback	23
Additional Information	23
Directors' Approval	24
Management Certificate	24
Schedule "A" – Amendment to the Employee Stock Option Plan	25
Schedule "B" – Governance	27
Schedule "C" – Shareholder Proposals	39

2    Petro-Canada Management Proxy Circular

Invitation to Shareholders

Dear Shareholder:

On behalf of the Board of Directors, management and employees, we invite you to join us at Petro-Canada's Annual and Special Meeting of Shareholders to be held on Tuesday, April 27, 2004, at 11:00 a.m. (MST) in the Crystal Ballroom of the Fairmont Palliser Hotel, Calgary, Alberta.

    The items of business to be considered at this meeting are described in the Notice of Annual and Special Meeting and accompanying Management Proxy Circular.

    Information concerning the Corporation is available on our Web site at www.petro-canada.ca. We encourage you to visit our Web site. Of particular interest may be the Investor Relations section where financial performance is outlined and recent investment community presentations are available as well as a new section dedicated to our corporate governance practices.

    Your participation in the affairs of the Corporation is very important to us. We encourage you to vote, which can be easily done by following the instructions enclosed with your material.

    Following the formal portion of the meeting, Ron A. Brenneman, President and Chief Executive Officer, will review the affairs of the Corporation. You will also have an opportunity to ask questions and to meet your Directors and executives.

    We look forward to seeing you at the meeting.

Yours sincerely,

Brian F. MacNeill Chairman of the Board	Ron A. Brenneman President and Chief Executive Officer

3    Petro-Canada Management Proxy Circular

VOTING AND PROXIES: QUESTIONS AND ANSWERS

Your vote is very important to us. If you are unable to attend the meeting or if you plan to attend but prefer the convenience of voting in advance, we encourage you to exercise your vote using any of the voting methods described below.

Q.
Am I entitled to vote?
A.
You are entitled to vote if you were a holder of common shares of Petro-Canada as of the close of business on March 11, 2004. Each common share is entitled to one vote.

  The list of registered shareholders maintained by the Corporation will be available for inspection after March 19, 2004 during usual business hours at the Corporation's registered office, and will be available at the meeting.

Q.
What am I voting on?
A.
The following matters:
•
the election of Directors to the Board of Directors of the Corporation until the close of the next annual meeting;
•
the appointment of Deloitte & Touche LLP as auditors of the Corporation until the close of the next annual meeting;
•
the proposed amendment to the Employee Stock Option Plan as set out in Schedule "A"; and
•
two shareholder proposals set out in Schedule "C".

Q.
What if amendments are made to these matters or if other matters are brought before the meeting?
A.
If you attend the meeting in person and are eligible to vote, you may vote on such matters as you choose.

  If you have completed and returned a proxy, the person named in the proxy form will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Annual and Special Meeting of Shareholders of Petro-Canada and to other matters which may properly come before the meeting. As of the date of this Management Proxy Circular, the management of the Corporation knows of no such amendment, variation or other matter expected to come before the meeting. If any other matters properly come before the meeting, the persons named in the proxy form will vote on them in accordance with their best judgment.

Q.
Who is soliciting my proxy?
A.
The management of Petro-Canada is soliciting your proxy.

  Solicitation of proxies is done primarily by mail, telephone or other contact, by employees or agents of the Corporation at a nominal cost, and all costs thereof will be borne by the Corporation.

Q.
How can I vote?
A.
If you are eligible to vote and your shares are registered in your name, you can vote your shares in person at the meeting or by signing and returning your form of proxy in the prepaid envelope provided.

  If your shares are not registered in your name but are held by a nominee (usually a bank, trust company, securities broker or other financial institution), please see the questions and answers below.

Q.
How can a Non-Registered Shareholder vote?
A.
If your shares are not registered in your name, but are held in the name of a nominee (usually a bank, trust company, securities broker or other financial institution), your nominee is required to seek instructions as to how to vote your shares. Your nominee will have provided you with a package of information including these meeting materials and either a proxy or a voting form. Carefully follow the instructions accompanying the proxy or voting form.

Q.
How can a Non-Registered Shareholder vote in person at the Meeting?
A.
The Corporation does not have access to the names of its non-registered shareholders. Therefore if you attend the meeting, the Corporation will have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as a proxyholder. If you wish to vote in person at the meeting, insert your own name in the space provided (appointee section) on the proxy or voting form sent to you by your nominee. In doing so you are instructing your nominee to appoint you as a proxyholder. Complete the form by following the return instructions provided by your nominee. Do not otherwise complete the form as you will be voting in person at the meeting. You should present yourself to a representative of CIBC Mellon upon arrival at the meeting.

Q.
Who votes my shares and how will they be voted if I return a proxy?
A.
By properly completing and returning a proxy, you are authorizing the person named in the proxy to attend the meeting and to vote your shares. You can use the enclosed proxy form, or any other proper form of proxy, to appoint your proxyholder.

4    Petro-Canada Management Proxy Circular

  The shares represented by your proxy must be voted as you instruct in the proxy. If you properly complete and return your proxy but do not specify how you wish the votes cast, your shares will be voted as your proxyholder sees fit.

  Unless contrary instructions are provided, shares represented by proxies received by management will be voted:

  FOR the election as Directors of those Nominees set out in this Management Proxy Circular.

  FOR the appointment of Deloitte & Touche LLP as auditors.

  FOR the amendment to the Employee Stock Option Plan.

  FOR management's proposals generally, and AGAINST Shareholder Proposals A and B.

Q.
Can I appoint someone other than the individuals in the enclosed proxy to vote my shares?
A.
Yes, you have the right to appoint some other person of your choice who need not be a shareholder to attend and act on your behalf at the meeting. If you wish to appoint a person other than the names that appear, then strike out those printed names appearing on the proxy form, and insert the name of your chosen proxyholder in the space provided. NOTE: It is important to ensure that any other person you appoint is attending the meeting and is aware that his or her appointment has been made to vote your shares. Proxyholders should, on arrival at the meeting, present themselves to a representative of CIBC Mellon.

Q.
What if my shares are registered in more than one name or in the name of my company?
A.
If the shares are registered in more than one name, all those registered must sign the form of proxy. If the shares are registered in the name of your company or any name other than yours, you may require documentation that proves you are authorized to sign the form of proxy.

Q.
Can I revoke a proxy or voting instruction?
A.
If you are a registered shareholder and have returned a proxy, you may revoke it by:
1.
completing and signing a proxy bearing a later date, and delivering it to CIBC Mellon; or
2.
delivering a written statement, signed by you or your authorized attorney to:
(a)
the Corporate Secretary of Petro-Canada at 150 - 6th Avenue S.W., Calgary, Alberta, T2P 3E3 at any time up to and including April 26, 2004, or the business day preceding the day to which the meeting adjourned; or

(b)
to the Chairman of the meeting prior to the commencement of the meeting on any day of the meeting or the day to which the meeting is adjourned.

  If you are a non-registered shareholder, contact your nominee.

Q.
Is my vote confidential?
A.
Your vote is confidential. Proxies are received, counted, and tabulated by Petro-Canada's transfer agent, CIBC Mellon. CIBC Mellon does not disclose individual shareholder votes to Petro-Canada.

Q.
Are there any voting restrictions?
A.
The Petro-Canada Public Participation Act requires that the articles of the Corporation include certain restrictions on the ownership and voting of shares of the Corporation. The Act provides that the outstanding voting shares of the Corporation are its common shares and exercisable options to purchase its common shares.

  The following summarizes the restriction currently contained in the Corporation's articles:

  No person, together with associates of that person, may hold, beneficially own or control, directly or indirectly, otherwise than by way of security only, in the aggregate voting shares to which are attached more than 20 per cent of the votes that may ordinarily be cast to elect directors of the Corporation, calculated without including votes that may be cast by or on behalf of the Government of Canada. This restriction does not apply to the Government of Canada.

Q.
How many common shares are outstanding?
A.
As of the date of this circular there were 266,058,861 common shares outstanding.

  To the knowledge of the Directors and officers of Petro-Canada: (i) the Government of Canada, represented by the Minister of Finance, is the only person who beneficially owns or exercises control or direction over securities carrying more than 10 per cent of the voting rights attached to any class of voting securities of the Corporation, and (ii) no person beneficially owns or exercises control or direction over securities carrying more than 10 per cent of the voting rights attached to any class of voting securities of the Corporation, calculated without including votes that may be cast by or on behalf of the Government of Canada.

  The Government of Canada has stated that it will deal with its common shares as an investor and not as a manager and that it does not intend to exercise its right to vote at meetings of shareholders, although it reserves the right to do so.

5    Petro-Canada Management Proxy Circular

Q.
What is electronic delivery?
A.
A voluntary program, electronic delivery is e-mail notification to Petro-Canada non-registered shareholders that documents which must be delivered pursuant to securities legislation are available on Petro-Canada's Web site. Every year, Petro-Canada delivers to its shareholders documentation, such as this Management Proxy Circular and our Annual Report, that must by law be delivered to shareholders of a public corporation. Petro-Canada would like to make this process more convenient for its shareholders and proposes that those non-registered shareholders who so wish it, be notified by e-mail when documentation is posted on Petro-Canada's Web site. Electronic delivery will save paper, as an environmental benefit, and reduce costs for the Corporation.

Q.
How can I ask for electronic delivery?
A.
If you are a non-registered shareholder, go to the ADP Investor Communications Web site www.investordeliverycanada.com (ADP provides the proxy, financial reports and regulatory mailing service to non-registered shareholders of Petro-Canada) and follow the instructions on the screen. You will need your 12 character Control Number (you will find it on the form of proxy provided in your package).

Q.
What if I have other questions?
A.
If you have a question regarding the Annual and Special Meeting,  please contact CIBC Mellon or its authorized agent nearest you:

  Canada: CIBC Mellon at
                        1-800-387-0825
                        www.cibcmellon.com

  United States: Mellon Investor Services LLC at
                        1-800-387-0825
                        www.cibcmellon.com

  or the Corporate Secretary of Petro-Canada at
                        403-296-8000 or
                        www.petro-canada.ca

6    Petro-Canada Management Proxy Circular

BUSINESS OF THE MEETING

1.     Election of the Board of Directors

  Following are the nominees proposed for election to the Board of Directors of Petro-Canada to hold office until the close of the next Annual Meeting of Shareholders or until their successors are duly elected or appointed:

Ron A. Brenneman Angus A. Bruneau Gail Cook-Bennett Richard J. Currie Claude Fontaine Paul Haseldonckx	Thomas E. Kierans Brian F. MacNeill Maureen McCaw Paul D. Melnuk Guylaine Saucier William W. Siebens

  Biographies for these nominees are set out under the heading "Director Nominees".

2.     Appointment of Auditors

  The Directors propose that Deloitte & Touche LLP be appointed as the Auditors of the Corporation for the 2004 fiscal year.

  Deloitte & Touche LLP billed the Corporation for services rendered in the year ended December 31, 2003 as follows: (a) audit fees – $2,201,000 and (b) audit related services for audits of pension plans and attest services – $28,000.

  Deloitte & Touche LLP were appointed as auditors of the Corporation on June 7, 2002. Arthur Andersen LLP, the previous auditors, resigned in June 2002 when substantially all of the firm's Canadian partners and staff joined Deloitte & Touche LLP. The Corporation also had engaged Arthur Andersen LLP and subsequently Deloitte & Touche LLP as contract internal auditors to provide internal audit services until August 2002, when the Corporation appointed PricewaterhouseCoopers LLP as its contract internal auditor. Deloitte & Touche LLP billed the Corporation for services rendered in the year ended December 31, 2002 as follows: (a) audit fees – $2,230,000; (b) audit related services for internal control reviews, acquisition due diligence, audits of pension plans and attest services – $270,000; (c) tax consultation services – $27,000; and (d) all other services, primarily operational audits – $94,000. Arthur Andersen LLP billed the Corporation for services rendered up to June 7, 2002 as follows: (a) audit fees – $13,000; (b) audit related services, primarily for internal control reviews – $499,000; (c) tax services – $51,000; and (d) all other services, primarily services related to an insurance claim settlement and operational audits – $1,113,000.

3.     Amendment to the Employee Stock Option Plan

  Attached to this Management Proxy Circular as Schedule "A" is an amendment to the Petro-Canada Employee Stock Option Plan. The amendment introduces a Cash Payment Alternative ("CPA") to be attached to future employee stock option grants. This CPA feature is expected to reduce the dilutive effects of Petro-Canada's future stock option grants. At the Meeting, shareholders will be asked to approve the amendment.

4.     Shareholder Proposals

  Attached to this Management Proxy Circular as Schedule "C" are two shareholder proposals that have been submitted for consideration at the meeting as well as the explanation of the Board of Directors for opposing those proposals. If those proposals are put forward at the Meeting, those persons designated in the enclosed form of proxy intend to vote AGAINST each of those proposals. Each of the proposals will be determined by a majority of votes cast with respect to that proposal.

Board of Directors
Director Nominees

Action is to be taken at the meeting to elect 12 Directors of the Corporation. The Articles of the Corporation provide that the number of Directors of the Corporation shall be a minimum of 9 and a maximum of 13. The number of Directors of the Corporation and the number of Directors to be elected at an Annual Meeting of Shareholders shall be determined from time to time by resolution of the Directors. The Directors may appoint one or more additional Directors, who shall hold office for a term expiring not later than the close of the next Annual Meeting of Shareholders, but the total number of Directors so appointed may not exceed one-third of the number of Directors elected at the previous Annual Meeting of Shareholders. The by-laws of the Corporation provide that as long as the Government of Canada is the registered holder of more than 10 per cent of the outstanding voting shares of the Corporation, it shall be entitled to designate one nominee for election as a Director at each Annual Meeting of Shareholders. As of the date of this circular, the Government of Canada is the registered holder of 49,390,104 common shares or approximately 18.57 per cent of the outstanding voting

7    Petro-Canada Management Proxy Circular

shares of the Corporation and is, therefore, entitled to designate one nominee to the Board. Maureen McCaw is the Government's nominee.

    The term of office of each of the present Directors expires at the close of the Meeting. Set out below are the names and biographies of the nominees for election as Directors and, unless authority to do so is withheld, the persons named in the form of proxy intend to vote for these nominees. Management does not contemplate that any of these nominees will be unable to serve as a Director, but should that occur for any reason, the persons named in the form of proxy have the right to vote for another nominee in their discretion, unless the shareholder has directed that the shares be withheld from voting in the election of Directors. Each Director elected will hold office until the close of the next Annual Meeting of Shareholders of the Corporation or until his or her successor is elected or appointed.

RON A. BRENNEMAN [3] Calgary, Alberta Director since: 2000 Share ownership: 35,852 [1] DSU ownership: 48,988 [2]	Ron A. Brenneman is the President and Chief Executive Officer of the Corporation. Prior to joining the Corporation in 2000, he held various positions within Exxon Corporation and its affiliated companies. He also serves as a Director of the Bank of Nova Scotia and BCE Inc. He is a member of the Boards of the Canadian Council of Chief Executives and the Canadian Unity Council. Mr. Brenneman holds a BSc. and a MSc. He is a member of the Pension Committee.

ANGUS A. BRUNEAU, O.C. St. John's, Newfoundland and Labrador Director since: 1996 Share ownership: 2,724 [1] DSU ownership: 4,003 [2]	Angus Bruneau is Chairman of the Board of Fortis Inc. (a utilities and services corporation). He also serves as a Director of Inco Limited, and SNC Lavalin Group Inc. He is an active executive member of a number of not-for-profit organizations including Sustainable Development Technology Canada, Canadian Institute for Child Health, Canada's Top 40 Under 40, the Canadian Foundation for Innovation and the Nature Conservancy of Canada. Dr. Bruneau is a P. Eng, and holds a BSc., D. Eng, and a Ph. D. He is Chair of the Environment, Health and Safety Committee and a member of the Audit, Finance and Risk Committee.

GAIL COOK-BENNETT Toronto, Ontario Director since: 1991 Share ownership: 2,049 [1] DSU ownership: 7,851 [2]	Gail Cook-Bennett is Chairperson of the Canada Pension Plan Investment Board (public pension plan investment). She also serves as a Director of Transcontinental Inc., and Manulife Financial Corporation. Dr. Cook-Bennett holds a B.A., M.A., and a Ph. D. (Econ). She is Chair of the Pension Committee and a member of the Audit, Finance and Risk Committee.

RICHARD J. CURRIE Toronto, Ontario Director since: 2003 Share ownership: 10,000 [1] DSU ownership: 236 [2]	Dick Currie is Chairman of the Board of Bell Canada Enterprises (telecommunications). From 1996 to 2002 he had been President and Director of George Weston Limited. He also serves as a Director of CAE, Inc. and Staples, Inc. He serves as Chancellor of the University of New Brunswick, is a Trustee of the Art Gallery of Ontario and a Director of the Historica Foundation of Canada. Mr. Currie holds a B. Eng, and an M.B.A. He is a member of the Management Resources and Compensation Committee and the Corporate Governance and Nominating Committee.

CLAUDE FONTAINE Montreal, Quebec Director since: 1987 Share ownership: 9,951 [1] DSU ownership: 11,843 [2]	Claude Fontaine is a senior partner with Ogilvy Renault (barristers and solicitors). He also serves as a Director of Domtar Inc., Optimum General Inc., the Institute of Corporate Directors (Chair of the Quebec Chapter) and the Montreal Heart Institute Foundation and is an honourary Governor of the Canadian Unity Council. Mr. Fontaine holds a B.A., and an LL L. He is a member of the Management Resources and Compensation Committee and the Corporate Governance and Nominating Committee.

PAUL HASELDONCKX Essen, Germany Director since: 2002 Share ownership: 2,266 [1] DSU ownership: 1,674 [2]	Paul Haseldonckx is the past Chairman of the Executive Board of Veba Oil & Gas GmbH and its predecessor companies. He is advisor to Ruhrgas AG in Germany and guest lecturer at Leiden University MBA Program on International Management. Mr. Haseldonckx holds a MSc. He is a member of the Audit, Finance and Risk Committee and the Environment, Health and Safety Committee.

8    Petro-Canada Management Proxy Circular

THOMAS E. KIERANS, O.C. Toronto, Ontario Director since: 1991 Share ownership: 20,450 [1] DSU ownership: 1,961 [2]	Tom Kierans is Chairman of the Canadian Institute for Advanced Research and the Toronto International Leadership Centre for Financial Sector Supervision (research in social and natural sciences). He also serves as a Director of Manulife Financial Corporation, Inmet Mining Corp., BCE Inc., Bell Canada and Telesat Canada. He is advisor to Corporation Lazard Canada. Mr. Kierans holds a B.A., and an M.B.A. He is Chair of the Management Resources and Compensation Committee and a member of the Corporate Governance and Nominating Committee.

BRIAN F. MACNEILL Calgary, Alberta Director since: 1995 Share ownership: 5,100 [1] DSU ownership: 12,829 [2]	Brian MacNeill is the Chairman of the Board of Petro-Canada. Prior to that he was President and CEO of Enbridge Inc. He is also a Director of the Toronto-Dominion Bank, Dofasco Inc., Western Oil Sands Inc., West Fraser Timber Co. Ltd., TELUS Corporation, Sears Canada Inc., and Veritas DGC Inc. He is a member of the Alberta and Ontario Institutes of Chartered Accountants and the Financial Executives Institute. He is a fellow of the Canadian Institute of Chartered Accountants and Chair of the Board of Governors of the University of Calgary. Mr. MacNeill is a C.P.A., and holds a B. Comm. He is a member of all Board committees.

MAUREEN McCAW Edmonton, Alberta Nominee	Maureen McCaw is President of Criterion Research Corp (marketing research), having founded the company in 1986. She is the immediate Past Chair of the Edmonton Chamber of Commerce, and continues to serve as a Director. She also serves on a number of Alberta boards and advisory committees. Ms. McCaw holds a B.A. from the University of Alberta.

PAUL D. MELNUK St. Louis, Missouri Director since: 2000 Share ownership: 2,200 [1] DSU ownership: 3,960 [2]	Paul Melnuk is Chairman of the Board of Thermadyne Holdings Corporation (industrial products) and Managing Partner of FTL Capital Partners LLC (merchant banking). He is past President and CEO of Bracknell Corporation, Barrick Gold Corporation and Clark USA, Inc. He is a member of the Canadian Institute of Chartered Accountants and of the Young Presidents' Organization, St. Louis chapter. Mr. Melnuk holds a B. Comm and is Chair of the Audit, Finance and Risk Committee and a member of the Environment, Health and Safety Committee.

GUYLAINE SAUCIER, F.C.A., C.M. Montreal, Quebec Director since: 1991 Share ownership: 4,260 [1] DSU ownership: 12,002 [2]	Guylaine Saucier is past Chairperson of each of the Joint Committee on Corporate Governance, the Canadian Broadcasting Corporation and the Canadian Institute of Chartered Accountants. She is a Director of Altran Technologies, the International Federation of Accountants, the Bank of Montreal, Nortel Networks Corporation, AXA Assurances Inc., and Tembec Inc. Mrs. Saucier holds a B.A. and a B.Comm and is a fellow of the Canadian Institute of Chartered Accountants. She is Chair of the Corporate Governance and Nominating Committee and a member of the Pension Committee.

WILLIAM W. SIEBENS Calgary, Alberta Director since: 1986 Share ownership: 4181 [1] DSU ownership: 5,752 [2]	Bill Siebens is President and Chief Executive Officer of Candor Investments Ltd. (private energy and investment corporation). Prior to this, he was President and Chief Executive Officer of Siebens Oil & Gas Ltd. He is currently Chairman of Freehold Royalty Trust and a Director of the Fraser Institute. He is also a member of the Mount Allison University National Advisory Council. Mr. Siebens is a P.Eng. and is a member of the Management Resources and Compensation Committee and the Corporate Governance and Nominating Committee.

1
The information regarding common shares beneficially owned or controlled or directed has been furnished by the respective nominees individually and is not within the knowledge of the Corporation.
2
See "Compensation of Directors" for directors who are not employees of the Corporation and "Executive Compensation" for the President and Chief Executive Officer.
3
Mr. Brenneman's title changed to President and Chief Executive Officer effective February 15, 2004, upon the retirement of Norman F. McIntyre as President.

9    Petro-Canada Management Proxy Circular

Meetings Held and Attendance of Directors

The information below sets out Board of Directors and Committee meetings held and attendance of Directors for the year ended December 31, 2003.

Summary of Attendance of Directors

Director	Board Meetings Attended	Committee Meetings Attended

Brenneman, R. A. *	11 of 11	3 of 3
Bruneau, A. A.	9 of 11	9 of 9
Cook-Bennett, G.	11 of 11	10 of 11
Cordeau, J. F.***	10 of 11	5 of 6
Currie, R. J. **	3 of 4	2 of 4
Fontaine, C.	10 of 11	8 of 8
Haseldonckx, P.	11 of 11	11 of 11
Kierans, T. E.	9 of 11	5 of 7
MacNeill, B. F.	11 of 11	19 of 21
Melnuk, P. D.	9 of 11	9 of 11
Saucier, G.	10 of 11	8 of 8
Siebens, W. W.	8 of 11	6 of 8

*
As a member of management, Mr. Brenneman is not a member of any Committee except the Pension Committee but as President and Chief Executive Officer may attend all Committee meetings, except for in camera meetings.
**
Mr. Currie joined the Board of Directors in July, 2003.
***
Mr. Cordeau was previously the Government's nominee.

10    Petro-Canada Management Proxy Circular

EXECUTIVE COMPENSATION

Report on Executive Compensation

Compensation Philosophy

The success of the Corporation depends to a great extent on the Corporation's ability to attract, retain and motivate high-performing employees at all levels of the organization. The Corporation regularly reviews its compensation policies by reference to these objectives.

    The Management Resources and Compensation Committee (the "Committee") of the Board of Directors, comprised entirely of unrelated directors, reviews overall compensation policies and makes recommendations to the Board of Directors on the compensation program for the executive officers of Petro-Canada, including the Named Executive Officers. The objectives of the program are to:

1.
attract and retain key personnel;
2.
encourage commitment to the Corporation and its goals, aligning executive officer interests with those of the shareholders; and
3.
reward executive officers for demonstrated leadership and for performance in relation to predetermined and quantifiable goals.

    The program is designed to deliver competitive base salary and incentive payments where corporate and individual performance meet specific predetermined objectives. In developing a total compensation structure for executive officers, the Committee, in using its discretion, considers the compensation paid to similar positions in specific comparator groups. The comparator group for Canadian executive officers is a group of large Canadian industrial and resource companies that exercise a reasonable degree of autonomy and have annual revenues in excess of $2 billion. This group was selected as being the most similar to Petro-Canada in terms of size, scope and complexity. The comparator groups for international executive officers are selected using similar criteria in the relevant international locations. Under the program structure, total compensation may range from the median of the comparator group to the 75th percentile, depending on the performance and contribution of the executive officer. The competitiveness of the compensation structure is determined regularly by a compensation survey conducted by an independent consulting firm.

    The compensation program for executive officers consists of a base salary, an annual incentive and a long-term incentive using stock options and deferred stock units ("DSUs"), with a significant portion of the total compensation performance-driven and, therefore, variable.

Base Salary

Each year the Committee reviews the base salaries of the Named Executive Officers and, as needed, makes adjustments to reflect the duties and responsibilities of the position, the degree of special skill and knowledge required and the performance and contribution of the executive officer. The Committee uses as a reference point the median base salaries of positions in the comparator group with similar responsibilities.

Annual Incentive Program

Awards paid under the annual incentive program are based on the degree of achievement of specific predetermined corporate, business unit and individual objectives. Each executive officer is assigned a target incentive level that represents the amount that would be paid if all objectives were achieved at planned levels. If planned results are not achieved or are exceeded, actual payments could vary from zero to double the target award for corporate and business unit performance and from zero to triple the target award for individual performance. For the year ended December 31, 2003, awards under the program for the achievement of planned objectives by executive officers ranged from a target of 25 per cent to 75 per cent of base salary, depending on the level of the executive officer, with the highest percentage applicable to the Chief Executive Officer.

    In 2003, 30 per cent of the target annual incentive award was based upon a key measure of corporate performance, earnings from operations versus plan, and 50 per cent on business unit operating measures connected to objectives that drive excellent operations. The remaining 20 per cent of the award was determined by the executive officer's individual performance as assessed by the Committee.

Deferred Stock Unit Plan

The Corporation has established a Deferred Stock Unit Plan for executive officers, the purpose of which is to increase the alignment of the executive officers' and shareholders' interests by linking short-term cash incentive rewards to the future value of the Corporation's shares. Under the Plan, each executive officer may elect to receive all or a portion of his or her annual incentive in the form of DSUs.

    When awards are determined, the amount elected is converted to DSUs that have a value equal to the five-day average market price of the Corporation's shares immediately before the award is payable. The DSUs attract dividends in the form of additional DSUs at the same rate as dividends on the Corporation's shares. The executive officer is not allowed to convert the DSUs until

11    Petro-Canada Management Proxy Circular

termination or retirement. The value of the DSUs, when converted to cash, will be equivalent to the five-day average market price of the Corporation's shares immediately before the conversion takes place.

Long-Term Incentive Plan

Through an annual award of stock options, the long-term component of the program links executive compensation with the creation of shareholder value and further aligns the interests of executive officers with those of the Corporation's shareholders. The Committee uses its discretion in granting stock option awards, considering as a reference point competitive data for similar positions in the comparator groups of companies, and employs the Black-Scholes financial model to estimate the value of the awards. The number of options granted in the previous year is considered in determining new stock option awards along with an assessment of the competitiveness of the overall compensation structure and an evaluation of the executive's performance. The right to exercise a stock option in its entirety accrues by 25 per cent annual increments over a period of four years from the date of grant.

    In addition, special Deferred Stock Units awards may be made from time to time by the Committee to recognize singular achievements or to achieve certain corporate objectives.

Share Ownership Guidelines

To support the Corporation's belief in share ownership by executive officers, in 2001 the Corporation introduced guidelines that require share holdings, including DSUs, proportionate to the officer's compensation and position. Over a period of time, executive officers are expected to accumulate share holdings having a value at least equal to a multiple of their annual base salary. The guidelines require holdings by the Chief Executive Officer of three times base salary, by Executive and Senior Vice-Presidents of one and one-half times base salary and by other Officers of one-half times base salary.

Chief Executive Officer Compensation

The Committee reviews the compensation paid to CEOs at the comparator group of companies to determine the competitiveness of the CEO's compensation and carefully assesses the performance of Mr. Brenneman, the Chief Executive Officer, considering both financial and non-financial components of that performance.

    In 2003, Mr. Brenneman's annual salary was increased from $900,000 to $970,000 and he received a grant of 100,000 stock options and 33,700 Deferred Stock Units. His annual incentive award of $1,080,000 was determined in accordance with the Annual Incentive Program described above, reflecting significant achievements made under his leadership:

  •
  2003 was an outstanding year for Petro-Canada in terms of overall financial results, with record earnings and cash flow and a very strong balance sheet.
  •
  Operationally, the Corporation's business units had many successes:
  –
  The Downstream continued to improve on fundamentals that will have long-term lasting benefits; an independent study of retail and wholesale performance ranked Petro-Canada best-in-class against its national competitors in key measures such as throughput and profit per site as well as convenience store sales per site. Disappointing reliability experienced during 2003 at the Oakville and Montreal refineries and at the Mississauga lubricants plant is being addressed and improvement plans are being implemented. Lubricants increased high margin sales by 5% in a challenging environment.
  –
  Western Canada Gas continued to deliver solid operating results and excellent profitability. Reserves replacement through exploration and development were partially offset by technical revisions at a number of older fields.
  –
  The Oil Sands business unit announced a long-term agreement with Suncor Energy to upgrade and refine bitumen, fully integrating the Edmonton refinery with oil sands based feedstocks. Start-up problems at MacKay River have been largely resolved and the facility is performing to expectations.
  –
  The East Coast business unit had a very good year, with volumes exceeding plan in a strong price environment.
  –
  The International business unit made excellent progress in developing and capturing growth opportunities and creating a well managed unit.
  •
  Petro-Canada's programs that emphasize leadership development, succession planning and rigorous performance management continue to build a strong and effective organization for the future.

2004 Executive Officer Compensation Highlights

In 2004, the base salaries of the Corporation's executive officers will be increased effective April 1, 2004 to reflect competitive practice for similar positions plus the Committee's assessment of their leadership, performance and contribution to the Corporation's success. No changes will be made to the design of the Annual Incentive Program or Deferred Stock Unit Plan for 2004.

12    Petro-Canada Management Proxy Circular

    With respect to the Long-Term Incentive Plan, changes will be implemented for 2004 to enhance the alignment of executive officers with the Corporation's shareholders:

  •
  Generally, 50 per cent of the executive officers' competitive Long-Term Incentive pay will be delivered through stock options and the remainder through a Performance Share Unit Plan that is being introduced in 2004.
  •
  The 2004 stock option grants will have a term of seven years, as compared to 10 years for previous grants; the right to exercise an option will accrue by 25 per cent annual increments over four years, as in 2003. If shareholders approve the cash payment alternative at the 2004 Annual General Meeting, holders of the 2004 stock option grants will have the alternative, in lieu of exercising an option to purchase common shares, to surrender unexercised all or a portion of the related option; upon such surrender, the option holder will be entitled to an amount equal to the difference between the then market price per share and the exercise price per share specified in the option, multiplied by the number of shares covered by the option or portion of option surrendered.
  •
  Under the Performance Share Unit (PSU) plan, executive officers will be granted units at the same time as they are granted stock options. PSUs and stock options each represent approximately one-half of the value of their long-term incentive grant. The PSU plan is intended to reward participants for the relative performance of the Corporation versus North American energy companies with whom it competes for investment dollars (peers). Three years from the grant date, if the Corporation's Total Shareholder Return (TSR) is equal to the median of the TSR of the peers, the participants will receive a cash payment equal to the market value of the PSUs originally granted plus notional dividends applied during the three year period. If the Corporation's TSR is equal or above the TSR of 75 per cent of the peers, participants will receive 150 per cent of the market value; if the Corporation's TSR is equal or below the TSR of 25 per cent of the peers, the original award will be forfeited. The actual amount of the award (if any) will be prorated between the percentile rankings. The Committee has the discretion to adjust this schedule if the application of the above standards confers unintended results.
  •
  DSUs will continue to be granted at the discretion of the Committee, where it wishes to acknowledge the achievement of an executive officer; the value of the DSUs will be considered in determining the value of the total long-term incentive pay for the executive officer as compared to competitive standards.

    Effective January 1, 2004, the Corporation's share ownership guidelines were strengthened to achieve consistency with the median level of guidelines of similarly complex Canadian organizations. The guidelines require holdings by the President and Chief Executive Officer of four times base salary, by Executive and Senior Vice-Presidents of two times base salary and by other Officers of one times base salary.

    Mr. Currie joined the Committee following his appointment to the Board in July 2003.

    This report is submitted by the Management Resources and Compensation Committee.

  R. J. Currie
  C. Fontaine
  T. E. Kierans (Chair)
  B. F. MacNeill
  W. W. Siebens

13    Petro-Canada Management Proxy Circular

Summary Compensation Table

The following table summarizes, for the periods indicated, the compensation of the Corporation's President and Chief Executive Officer and each of the four most highly compensated executive officers who were serving as executive officers on December 31, 2003. The President and Chief Executive Officer and the four executive officers are referred to, collectively, as the "Named Executive Officers."

Long-Term Compensation Awards
Annual Compensation
					Securities Under Options [3]	Restricted shares or Restricted Share Units [4]
Name and Principal Position	Year	Salary	Annual Incentive [1]	Other Annual Compensation [2]			All Other Compensation [5]

		($)	($)	($)	(#)	($)	($)
Ron A. Brenneman President & Chief Executive Officer	2003 2002 2001	952 246 862 500 731 250	1 080 000 1 300 000 805 000	57 227 51 375 58 228	100 000 150 000 150 000	1 720 722 – –	49 785 45 692 38 854
Norman F. McIntyre President [6]	2003 2002 2001	572 420 537 153 407 535	597 000 612 000 276 000	502 709 722 791 16 488	60 000 60 000 42 000	– – –	29 927 28 365 22 269
Boris Jackman Executive Vice-President	2003 2002 2001	479 722 407 505 364 275	397 000 502 000 250 000	1 402 1 100 2 198	50 000 50 000 52 000	153 180 – –	25 169 21 434 19 444
E. F. H. Roberts Senior Vice-President and Chief Financial Officer	2003 2002 2001	407 313 358 770 318 871	305 000 324 000 208 000	– – –	45 000 45 000 34 000	102 120 – –	21 295 19 300 16 942
Brant G. Sangster Senior Vice-President Oil Sands	2003 2002 2001	296 710 282 664 259 899	187 000 214 000 139 800	– – –	30 000 19 000 16 000	– – –	15 512 15 313 14 214

1
For 2003, Mr. Roberts elected to take 25 per cent of his annual incentive award under the Corporation's Deferred Stock Unit Plan. For 2002, Mr. Roberts elected to take 50 per cent of his annual incentive award under the Corporation's Deferred Stock Unit Plan. For 2001, Messrs. Brenneman, Roberts and Sangster elected to take 25 per cent, 50 per cent and 50 per cent respectively, of their annual incentive award under the Corporation's Deferred Stock Unit Plan.
2
For 2003 and 2002 for Messrs. McIntyre and Jackman the amounts in this column relate to imputed interest on company loans. For 2001 for Messrs. McIntyre and Jackman the amounts in this column relate to imputed interest on share purchase and company loans. In the case of Mr. Brenneman for 2003, the amount includes $24,000 for a leased vehicle and $26,000 for financial counselling and in 2002, the amount includes $29,000 for a leased vehicle and $15,000 for financial counselling; in 2001, the amount includes $30,000 for a leased vehicle and $19,000 for financial counselling. In the case of Mr. McIntyre for 2003, the amount also includes expatriate benefits including housing costs of $290,929 (converted from British pounds sterling to Canadian dollars at the rate of 2.3066, being the exchange rate at December 31, 2003), a tax equalization credit of ($121,828), an expatriate premium and goods and services allowance of $233,618, $66,912 for financial and tax advice, plus a car allowance, health insurance and utilities. For Mr. McIntyre for 2002, the amount also includes expatriate benefits including housing costs of $352,843 (converted from British pounds sterling to Canadian dollars at the rate of 2.5428, being the exchange rate at December 31, 2002), a tax equalization payment of $152,158, an expatriate premium and goods and services allowance of $145,661 plus a car allowance, financial advice, health insurance and utilities. Except for Mr. Brenneman in 2003, 2002 and 2001 and Mr. McIntyre in 2003 and 2002, the aggregate amount of perquisites and other personal benefits does not exceed the lesser of $50,000 and 10 per cent of the total of the annual salary and annual incentive for each Named Executive Officer.
3
The amounts in this column relate to the number of common shares of the Corporation for which options to purchase were granted in the financial years indicated.
4
The amounts in this column relate to the value of deferred stock units granted as special awards under the Deferred Stock Unit Plan.
5
The amounts in this column relate to the Corporation's contributions under the Petro-Canada Capital Accumulation Plan, Health Care Spending Account and Group Life Insurance Plan.
6
Mr. McIntyre retired effective February 15, 2004.

14    Petro-Canada Management Proxy Circular

Equity Compensation Plans

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	22,000,000	$36.96	4,898,836

Grants of Stock Options

The following table provides information concerning grants of options made to each Named Executive Officer during the financial year ended December 31, 2003.

OPTION GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

Name	Securities Under Options [1]	Per cent of Total Options Granted to Employees in Financial Year	Exercise Price	Market Value of Securities Underlying Options on Date of Grant	Expiration Date

	(#)	(per cent)	($/security)	($/security)
Ron A. Brenneman	100 000	4.09	51.39	51.39	February 13, 2013
Norman F. McIntyre	60 000	2.45	51.39	51.39	February 13, 2013
Boris J. Jackman	50 000	2.04	51.39	51.39	February 13, 2013
Ernest F. H. Roberts	45 000	1.84	51.39	51.39	February 13, 2013
Brant G. Sangster	30 000	1.22	51.39	51.39	February 13, 2013

1
The amounts in this column relate to the number of common shares of the Corporation for which options to purchase were granted during 2003. The options vest 25 per cent per year cumulatively.

15    Petro-Canada Management Proxy Circular

Stock Options Exercised

The following table provides information concerning the exercise of options by each of the Named Executive Officers during the financial year ended December 31, 2003 and the financial year-end value of unexercised options.

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR
AND FINANCIAL YEAR-END OPTION VALUES

Name	Securities Acquired on Exercise [1]	Aggregate Value Realized	Unexercised Options at Financial Year-End [1] (Exercisable/ Unexercisable)	Value of Unexercised-in-the-Money Options at Financial Year-End [2] (Exercisable/ Unexercisable)

	(#)	($)	(#)	($)
Ron A. Brenneman	57 500	1 751 749	112 500 / 330 000	3 146 625 / 8 446 925
Norman F. McIntyre	91 800	2 893 325	104 700 / 136 500	4 126 542 / 3 106 590
Boris J. Jackman	28 300	1 044 404	118 900 / 124 000	4 546 399 / 2 894 265
Ernest F. H. Roberts	35 825	1 030 681	50 750 / 103 250	1 759 233 / 2 347 758
Brant G. Sangster	29 325	772 399	Nil / 58 750	Nil / 1 294 153

1
The amount in this column refers to common shares of the Corporation.
2
The closing price of the common shares of the Corporation on the Toronto Stock Exchange on December 31, 2003 was $63.91.

Pension Plans

The Named Executive Officers, with the exception of Mr. Brenneman, are covered by individual retiring allowance agreements and by the Petro-Canada registered pension plan (defined benefit option), which pension plan covers all permanent employees of the Corporation.

    The following table provides information concerning the total annual retirement benefit payable under both the registered pension plan and retiring allowance agreements at age 60, the earliest age at which an unreduced retirement benefit is available.

Years of Service
Remuneration	15	20	25	30	35

$
250 000	75 000	100 000	125 000	150 000	175 000
300 000	90 000	120 000	150 000	180 000	210 000
400 000	120 000	160 000	200 000	240 000	280 000
500 000	150 000	200 000	250 000	300 000	350 000
600 000	180 000	240 000	300 000	360 000	420 000
700 000	210 000	280 000	350 000	420 000	490 000
800 000	240 000	320 000	400 000	480 000	560 000
900 000	270 000	360 000	450 000	540 000	630 000
1 000 000	300 000	400 000	500 000	600 000	700 000
1 100 000	330 000	440 000	550 000	660 000	770 000
1 200 000	360 000	480 000	600 000	720 000	840 000
1 300 000	390 000	520 000	650 000	780 000	910 000

16    Petro-Canada Management Proxy Circular

The retirement benefit is equal to 2 per cent per year of service, including industry service, to a maximum of 35 years (except for Mr. McIntyre for whom there is no maximum), times the average of the highest three consecutive years of base salary in the final 10 years of service. At age 65 the benefit is reduced by an adjustment equal to 50 per cent of the total of Canada/Quebec Pension Plan plus Old Age Security benefits, pro-rated for years of service.

    In the event of death after retirement, 50 per cent of the retirement benefit will be continued for the life of the Named Executive Officer's spouse, subject to a minimum of 60 monthly payments from the date of retirement. The retiring allowance agreements provide that no benefit is payable on voluntary resignation prior to age 55, nor on early retirement prior to normal retirement age without the approval of the Corporation.

    The accredited years of service as of December 31, 2003 are as follows: Mr. McIntyre 35; Mr. Jackman 20; Mr. Roberts 19; Mr. Sangster 22.

    Mr. Brenneman is covered by a Supplemental Executive Retirement Plan ("SERP") and by the Petro-Canada registered pension plan (defined contribution option), which pension plan covers all permanent employees of the Corporation.

    The following table provides information concerning the total annual retirement benefit payable under both the registered pension plan and the SERP at age 60, the earliest age at which an unreduced retirement benefit is available.

PENSION PLAN TABLE

Years of Service
Remuneration	15	20	25	30	35

$
700 000	157 500	210 000	262 500	315 000	367 500
800 000	180 000	240 000	300 000	360 000	420 000
900 000	202 500	270 000	337 500	405 000	472 500
1 000 000	225 000	300 000	375 000	450 000	525 000
1 100 000	247 500	330 000	412 500	495 000	577 500
1 200 000	270 000	360 000	450 000	540 000	630 000
1 300 000	292 500	390 000	487 500	585 000	682 500
1 400 000	315 000	420 000	525 000	630 000	735 000
1 500 000	337 500	450 000	562 500	675 000	787 500
1 600 000	360 000	480 000	600 000	720 000	840 000
1 700 000	382 500	510 000	637 500	765 000	892 500
1 800 000	405 000	540 000	675 000	810 000	945 000
1 900 000	427 500	570 000	712 500	855 000	997 500
2 000 000	450 000	600 000	750 000	900 000	1 050 000
2 100 000	472 500	630 000	787 500	945 000	1 102 500
2 200 000	495 000	660 000	825 000	990 000	1 155 000
2 300 000	517 500	690 000	862 500	1 035 000	1 207 500
2 400 000	540 000	720 000	900 000	1 080 000	1 260 000
2 500 000	562 500	750 000	937 500	1 125 000	1 312 500
2 600 000	585 000	780 000	975 000	1 170 000	1 365 000
2 700 000	607 500	810 000	1 012 500	1 215 000	1 417 500

For Mr. Brenneman, the retirement benefit is equal to 1.5 per cent per year of service, including industry service, times the average of the highest three consecutive years of the sum of base salary plus annual incentive in the final 10 years of service. In the event of the death of Mr. Brenneman after retirement, 60 per cent of the retirement benefit will be continued for the life of his spouse. The SERP provides that no benefit is payable on early retirement prior to normal retirement age without the approval of the Corporation.

    The accredited years of service as of December 31, 2003 for Mr. Brenneman is eight years; for his first five years of employment, his accredited service accrues at the rate of two years for every year of actual service.

17    Petro-Canada Management Proxy Circular

Contracts Relating to Termination of Employment

The Corporation has entered into contracts with each of the Named Executive Officers. In the event of termination of employment by the Corporation without just cause, the executive is entitled to a lump-sum payment equal to base salary as of the termination date, plus the average of the incentives earned in respect of the three years prior to the date of termination, multiplied by a notice period. The notice period for Mr. Sangster is two years, for Messrs. McIntyre, Jackman and Roberts two and one-half years and for Mr. Brenneman three years. For the purposes of calculating the executive's retirement benefit, service is increased by the notice period and the executive is deemed to have earned the base salary as of the termination date for the duration of the notice period.

Stock Performance Graph

The following graph charts performance of an investment in the Corporation's common shares against each of the S&P/TSX Composite Index and the TSX Integrated Oils Sub-Index, assuming an investment of $100 on December 31, 1998, and accumulation and reinvestment of all dividends paid from that date through December 31, 2003.

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Compensation of Directors

Board of Directors' compensation is intended to ensure that highly qualified Directors are attracted to meet the demanding responsibilities that Petro-Canada Board members fulfil. The compensation package is reviewed periodically for competitiveness with the packages of similarly complex organizations.

2003 COMPENSATION

Compensation for All Directors Except the Board Chair

  •
  Only non-employee Directors are compensated for Board service; the President and Chief Executive Officer is not paid for his services as a Director.
  •
  Annual Board retainer: $35,000. The annual retainer compensates for the Directors' responsibilities as Board members, including attendance at programs for Director development.
  •
  Board meeting fee: $1,500 per meeting.
  •
  Committee meeting fee: $1,500 per meeting.
  •
  Annual committee retainer for all committee members: $3,000 for each committee.
  •
  Annual committee chair retainer for all committees except the Audit, Finance and Risk Committee: $6,000.
  •
  Annual committee chair retainer for the chair of the Audit, Finance and Risk Committee: $11,000.
  •
  Out-of-province travel: $1,500 per round trip applicable to Directors who travel to Board or Committee meetings outside their home province or country of permanent residence.

Compensation for Board Chair

  •
  Annual retainer for the Board Chair: $225,000 (no other compensation is paid to the Board Chair).

Form of Payment

  •
  Annually, Directors can choose to receive their compensation in the form of cash, common shares of the Corporation and/or Restricted Stock Units (RSUs).
  •
  Under the RSU plan, dividends paid on the common shares of the Corporation are credited to Directors' notational RSU accounts.
  •
  Directors become entitled to the benefit of their RSUs upon ceasing to be a Director. At such time, RSUs are valued based on the trading price of the Corporation's common shares over the following five-day period, and the value of the Director's entitlement is used to purchase common shares on the open market for the benefit of the Director. The Corporation is responsible for brokerage costs incurred in acquiring these shares.
  •
  Effective January 1, 2004 for consistency in wording RSUs will be called DSUs.

Share Ownership Guidelines

  •
  The Corporation has adopted share ownership guidelines under which each Director is required to hold a minimum number of shares or share equivalents equal in value to five times the annual Board retainer.
  •
  Directors have a maximum of five years to reach this level of share ownership, including shares held notionally in the RSU plan.
  •
  All Directors have attained the required level of share ownership.
  •
  Directors are not eligible to participate in any of the Corporation's stock option plans.

19    Petro-Canada Management Proxy Circular

2004 COMPENSATION

        In 2003, the Board undertook a comprehensive review of compensation arrangements for Directors. In consideration of the risks and responsibilities in being an effective Director and a desire to enhance their alignment with shareholders through equity holdings, the Board approved the following compensation arrangements, which reflect the median compensation of Board members of similarly complex Canadian organizations. These arrangements took effect on January 1, 2004:

Compensation for All Directors Except the Board Chair

  •
  Only non-employee Directors are compensated for Board service; the President and Chief Executive Officer is not paid for his services as a Director.
  •
  Annual Board retainer: $35,000 plus Deferred Stock Units (DSUs) equal in value to $45,000. The annual retainer compensates for the Directors' responsibilities as Board members, including attendance at programs for Director development.
  •
  Board meeting fee: $1,500 per meeting.
  •
  Committee meeting fee: $1,500 per meeting.
  •
  Annual committee retainer for committee members: $3,500 for each committee except the Audit, Finance and Risk Committee.
  •
  Annual committee retainer for members of the Audit, Finance and Risk Committee: $10,500
  •
  Annual committee chair retainer for all committees except the Audit, Finance and Risk Committee: $8,000.
  •
  Annual committee chair retainer for the chair of the Audit, Finance and Risk Committee: $24,000.
  •
  Out-of-province travel: $1,500 per round trip applicable to Directors who travel to Board or Committee meetings outside their home province or country of permanent residence.

Compensation for Board Chair

  •
  Annual retainer for the Board Chair: $255,000 plus DSUs equal in value to $45,000 (no other compensation is paid to the Board Chair).

Form of Payment

  •
  Annually, Directors can choose to receive their non-DSU compensation in the form of cash, Corporation common shares and/or DSUs.
  •
  Under the DSU plan, dividends paid on the common shares of the Corporation are credited to Directors' notational DSU accounts.
  •
  Directors become entitled to the benefit of their DSUs upon ceasing to be a Director. Directors can then choose to receive the value of their DSUs in the form of common shares purchased on the open market or to receive the value of their DSUs in the form of cash at any time up to 15 days prior to the end of the 12 months following their retirement. The value of their DSUs will be based on the five-day average market price of the Corporation's common shares immediately before the conversion of the DSUs to cash or shares takes place. If they choose common shares, the value of the Director's DSU entitlement is used to purchase common shares on the open market for the benefit of the Director. The Corporation is responsible for brokerage costs incurred in acquiring these shares. The value of DSUs granted prior to January 1, 2004 can only be paid out in the form of common shares purchased on the open market.

Share Ownership Guidelines

  •
  The Corporation has adopted share ownership guidelines under which each Director is required to hold a minimum number of shares or share equivalents equal in value to $300,000.
  •
  Directors have a maximum of five years to reach this level of share ownership, including shares held notionally in the DSU plan, which must be retained until retirement from the Board.
  •
  Directors are not eligible to participate in any of the Corporation's stock option plans.

20    Petro-Canada Management Proxy Circular

Indebtedness of Directors, Executive and Senior Officers

As of the date of this circular, since the beginning of 2003, there was no indebtedness to the Corporation or any of its subsidiaries by any present or former directors, officers or employees of the Corporation or any of their associates in connection with the purchase of securities.

TABLE OF INDEBTEDNESS OF DIRECTORS, EXECUTIVES OFFICERS
AND SENIOR OFFICERS OTHER THAN UNDER SECURITIES PURCHASE PROGRAMS

The aggregate amount of indebtedness to the Corporation and its subsidiaries as of the date of this circular of all present and former Directors, Officers and employees of the Corporation other than under securities purchase programs is $40,000.

Name and Principal Position	Largest Amount Outstanding During 2003	Amount Outstanding as at March 1, 2004

	$	$
Boris J. Jackman Executive Vice-President	40 000	40 000

The Corporation made a $40,000 interest-free loan to Boris J. Jackman in May 2000 in accordance with his employment arrangements. The loan is unsecured and is due in full immediately upon termination of employment with the Corporation. In 2002 the Corporation discontinued the practice of granting loans to executives.

Directors' and Officers' Insurance Program

Petro-Canada maintains Directors' and Officers' liability insurance to a total limit of $175 million in aggregate during the insurance policy year. The policy provides coverages in two parts:

(i)
Corporate Reimbursement Coverage – This coverage reimburses the corporation for amounts lawfully paid to its Directors or Officers under the corporate indemnity; and
(ii)
Directors' and Officers' Coverage – This coverage pays for losses on behalf of each insured Director or Officer in situations where the corporation either chooses not to indemnify, or is unable (either legally or financially) to indemnify the Director or Officer.

    The deductible is $1 million for the Corporate reimbursement coverage, and there is no deductible for the Directors' and Officers' coverage.

    The premium in respect of the individual reimbursement provision was approximately $420,000 for the last completed financial year. The policy does not distinguish between the Directors and Officers as separate groups.

    Effective May 31, 2003 Petro-Canada discontinued an additional $100 million pre-paid insurance that was previously available for Directors' and Officers' Coverage.

21    Petro-Canada Management Proxy Circular

CORPORATE GOVERNANCE PRACTICES

Principles

Petro-Canada strives to attain the highest standards of corporate governance, with a focus on a strong and diligent Board of Directors and increasing transparency for shareholders. The Corporation has solid governance and disclosure practices, a commitment to continuously improve those practices, and an ethical corporate culture.

    The Board of Directors is responsible for the oversight of the management of the Corporation's business and affairs. The Board has the statutory authority and obligation to protect and enhance the Corporation's assets and the interest of all shareholders. Members of the Board of Directors, along with management and employees, believe that good corporate governance contributes to the creation of shareholder value.

    Petro-Canada's corporate governance practices are aligned with the Toronto Stock Exchange guidelines both current and proposed, and Petro-Canada already satisfies Multilateral Instrument 58-101 – Disclosure of Corporate Governance Practices (proposed by certain of the Canadian provincial securities regulators, even though it is not yet in effect (See Schedule "B" attached to this Circular). More information about Petro-Canada's corporate governance procedures – including Director independence, compensation, and the integrity of communication with stakeholders – can be viewed on the Corporation's Web site at www.petro-canada.ca.

Composition of the Board and Independence from Management

The Board of Directors is composed of 12 members. Having regard to the size and complexity of the business of the Corporation, the Board may decrease the number of directors to nine or increase the number to 13.

    The Board of Directors is constituted with a majority of individuals who qualify as "unrelated directors" within the meaning of the Toronto Stock Exchange Guidelines on Corporate Governance. In its determination as to whether a particular director is a "related director", the Board of Directors examines the individual circumstances of each Director and the relationship of the Director to management and to the Corporation.

    The President and Chief Executive Officer of the Corporation is the sole member of management on the Board of Directors.

Role and Expectations of the Board

The Board of Directors has responsibility for and actively participates in the development and approval of the Corporation's strategic plan and in monitoring and evaluating the performance of the Corporation. One two-day meeting per year is set aside to review the plan strategies, followed by a subsequent meeting to approve the plan strategies, business plan and capital budget. The Board is responsible for reviewing and approving the annual financial statements of the Corporation.

    The Board of Directors has responsibility for the selection, retention, succession and compensation of senior management. Through the Chairman of the Board and the Chair of the Management Resources and Compensation Committee, the Board of Directors conducts an annual performance evaluation of the President and Chief Executive Officer and establishes a list of special objectives for the ensuing year.

    The Chairman of the Board provides leadership in regard to the work of the Board committees and the effective performance of the Board of Directors, including a process for evaluation of Board performance. Each year, the Chairs of the Management Resources and Compensation Committee and the Audit, Finance and Risk Committee, in consultation with other members of the Board, review the performance of the Chairman of the Board and set objectives for the coming year.

    Board approval is required for any significant new venture that is outside the Corporation's ordinary course of business, for any expenditure not included in the annual budget approved by the Board of Directors and, in any case, for any transaction of a value in excess of $25 million.

    The Board met 11 times in 2003. Attendance information can be found on page 10 of this Circular.

The Board's Expectations of Management

The Board expects management to provide information in a timely manner and maintain processes which enable the Board to identify issues, challenges, and opportunities for the Corporation, and to otherwise discharge its responsibilities.

Role and Expectations of Board Committees

The Board of Directors has five committees. Each committee typically has at least five members, all of whom are unrelated, with the exception of Ron A. Brenneman on the Pension Committee. Mr. Brenneman is President and Chief Exeuctive Officer of the Corporation. The Board has not formed an Executive Committee as it deals with all transactions as a whole.

    Committees undertake detailed examinations of specific aspects of the Corporation. They provide a smaller, more intimate forum than full Board meetings and are designed to be more conducive to exhaustive and forthright discussion.

    Committees do not take action or make decisions on behalf of the Board unless specifically mandated to do so.

    Each Committee Chair provides a report to the full Board following a Committee meeting.

22    Petro-Canada Management Proxy Circular

Shareholder Proposals for the 2005 Annual Meeting

The Canada Business Corporations Act, which governs Petro-Canada, provides that shareholder proposals must be received by December 3, 2004 to be considered for inclusion in the Management Proxy Circular and the Form of Proxy for the 2005 Annual Meeting of shareholders, which is expected to be held on April 26, 2005.

Shareholder Feedback

The Corporation maintains a comprehensive investor communication program managed by its Investor Relations department. Visit the Investor Centre on our Web site at www.petro-canada.ca

Additional Information

Management anticipates that this Circular and the accompanying Form of Proxy will be mailed to shareholders on or about March 25, 2004. Unless otherwise stated information contained herein is given as at March 4, 2004.

Financial information is provided in the Corporation's comparative financial statements and MD&A for its most recently completed financial year. Copies of this Management Proxy Circular, as well as the Corporation's latest Annual Information Form, Annual Report and MD&A for the year ended December 31, 2003, may be obtained from the Corporation's Web site at www.petro-canada.ca or by mail from the Corporate Secretary, 150 - 6th Avenue S.W., Calgary, Alberta, T2P 3E3.

You may also access our disclosure documents and any reports, statements or other information that we file with the Canadian provincial securities commissions or other similar regulatory authorities through the Internet on the Canadian System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym SEDAR and which may be accessed at www.sedar.com. SEDAR is the Canadian equivalent of the SEC's Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and which may be accessed at www.sec.gov.

23    Petro-Canada Management Proxy Circular

Director's Approval

The contents and the sending of this Circular have been approved by the Board of Directors of the Corporation.

Management Certificate

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

Ron A. Brenneman President and Chief Executive Officer	E. F. H. Roberts Senior Vice-President and Chief Financial Officer

Calgary, Alberta
March 4, 2004

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SCHEDULE "A"

Amendment to the Employee Stock Option Plan

At the meeting, shareholders will be asked to vote on a resolution approving the amendment of the Corporation's stock option plan described below. The amendment will introduce a Cash Payment Alternative ("CPA") to be included in options to be granted to employees in the future. This CPA feature is expected to reduce the dilutive effects of Petro-Canada's future stock option grants. This option structure provides a tax benefit for the Corporation and does not materially affect the tax liability of option holders. From an accounting perspective, the Corporation will be required to recognize a liability and compensation expense for options granted with the CPA feature. Shareholders are urged to read the information that the Corporation is providing about this new CPA feature with a view to approving the resolution, which must be approved for the Corporation to implement the proposed feature.

Background

The Corporation has an Employee Stock Option Plan (the "Plan") which provides for the granting of options to purchase common shares to employees (including executive officers) of the Corporation or its subsidiaries. Stock options are an integral component of the compensation and incentive program for employees. Corporation directors are not eligible to participate in the Plan.

    In 2004, 50 per cent of the Corporation's competitive long-term incentive pay for senior management will be delivered through stock options and 50 per cent through a Performance Share Unit ("PSU") Plan, as described in the Report on Executive Compensation elsewhere in this Circular. Selected employees not in senior management will also be granted stock options to recognize exceptional performance and encourage loyalty to the Corporation and its objectives.

    Options granted under the Plan for 2004 have a term of seven years and vest over four years from the date of initial grant. The Plan provides that options granted thereunder may not be amended to reduce the purchase price to be paid upon exercise of options (the "strike price") without shareholder approval. The Board may make administrative adjustments to keep holders neutral if the share structure of the Corporation should be altered.

Cash Payment Feature

Petro-Canada recognizes the need to strike the proper balance between having a long-term incentive program for executive officers and other employees that aligns their interests with those of shareholders and attracts and retains skilled personnel, while addressing shareholder concerns about dilution caused by the regular granting and exercising of options pursuant to a stock option plan. To advance both goals, the Corporation has developed a strategy that it believes will decrease the number of new common shares issued pursuant to future option grants while providing financial advantages to the Corporation.

    In addition to incorporating PSUs into the long-term incentive plan for senior management, thereby reducing the number of stock options required to provide a competitive program, the Corporation proposes to give the Board of Directors the authority to offer option holders of grants made after December 31, 2003 the right to surrender vested options for cancellation in return for a direct cash payment from the Corporation. This offer would provide option holders with essentially the same amount as they would otherwise realize in exercising their options and immediately selling the common shares issued upon exercise. The implementation of this Cash Payment Alternative ("CPA") proposal requires shareholder approval.

    The inclusion of this CPA feature in options granted under the Plan will enable the Corporation to provide the same benefits to option holders without increasing the outstanding common shares, to the extent that option holders use this feature. The Corporation anticipates that many option holders will use this feature rather than exercising their options because the feature will allow them to realize the value of their options through a simplified procedure and without brokerage costs associated with the sale of the common shares acquired upon exercise of the options. Under current law, the tax liability for option holders will be essentially the same.

    The CPA feature will provide shareholders with the additional benefit of increased transparency of the cost of employee compensation as well as a tax advantage to the Corporation, since cash payments made for options surrendered will be deductible by the Corporation as an employment expense for income tax purposes. Under Canadian accounting rules, the Corporation will be required to recognize a liability and compensation expense for options granted with the CPA feature. The liability to be recorded by the Corporation will equal the intrinsic value of the options, which is determined by the amount the current market price exceeds the strike price. The intrinsic value of options is zero upon grant. The Corporation recognizes the increased volatility in the compensation expense that the CPA feature will

25    Petro-Canada Management Proxy Circular

introduce, but believes that the potential reduction in dilution from future option grants, transparency of the cost of options through recognition of their intrinsic value plus the tax deduction for the cash payments offset this disadvantage.

    The Board of Directors has approved an amendment to the Plan, subject to shareholder approval, to specifically provide that options granted thereunder may give the optionholder the right to surrender the option for cancellation and receive a cash payment from the Corporation based on the amount by which the market price of the common shares at the time of surrender exceeds the strike price of the option. The amendment to the Plan provides that the common shares subject to any option that is surrendered pursuant to the CPA feature will be available for future options granted under the Plan, as is the case for options which expire or are cancelled without having been exercised.

Summary of Reasons to Support the Cash Payment Feature

The Board of Directors recommends implementing this CPA feature for the following reasons:

1.
The CPA feature should reduce the dilution arising from future grants of options starting in 2004;
2.
The CPA feature will make the cost of the Corporation's future stock option grants transparent, as the Corporation will recognize a liability and compensation expense for these options with a cash payment feature;
3.
The Corporation will realize tax deductions for payments made pursuant to the CPA feature; and
4.
Option holders will no longer be required to pay broker fees to realize option value, and their tax liability will remain essentially the same.

Shareholder Approval

Shareholders will be asked at the Meeting to pass the following resolution relating to the foregoing amendment:

    BE IT RESOLVED THAT the amendment of the Corporation's Employee Stock Option Plan to provide for a cash payment feature, as described in the Corporation's Management Proxy Circular dated March 4, 2004, is hereby ratified and approved.

    To be effective, the resolution must be passed by a majority of the votes cast thereon by the shareholders at the Meeting. The persons designated in the enclosed Form of Proxy, unless instructed otherwise, intend to vote FOR the foregoing resolution.

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SCHEDULE "B"

Governance

The Toronto Stock Exchange ("TSX") where Petro-Canada is listed in Canada, requires each listed company to discuss, annually, its approach to corporate governance.

Major regulatory changes have recently been proposed or have come into effect. Many such changes arise from the Sarbanes-Oxley legislation and the subsequent rules and regulations issued by the U.S. Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE") where Petro-Canada is listed in the U.S. As well, further changes in Canada are proposed by certain of the provincial securities regulators.

The Board of Directors has monitored the various changes and where applicable amended its governance practices to align. The Board of Directors believes the Corporation's practices are consistent with and in some cases go beyond most corporate governance rules and guidelines.

Set out in this Schedule are the details of Petro-Canada's compliance with the TSX proposed guidelines, the anticipated Canadian requirements and a comment note on our compliance with the current governance rules of the NYSE.

Set out below is Petro-Canada's analysis of its compliance with the proposed TSX GUIDELINES FOR DISCLOSURE OF CORPORATE GOVERNANCE.

GUIDELINE	DOES PETRO-CANADA ALIGN?	DESCRIPTION OF APPROACH

Guideline 1 Stewardship of the Company	Yes	•	The role of the Board is one of stewardship and to act in the best interests of the Corporation. In doing so, the mandate of the Board is to supervise the management of the business and affairs of the Corporation. The Board acts in accordance with: the Canada Business Corporations Act; the Corporation's articles of incorporation and by-laws; the Corporation's Code of Business Conduct; the mandates of the Board and its committees; any other applicable laws and best practices. The Board has delegated to the President and Chief Executive Officer and the Executive Leadership Team the responsibility for day-to-day operations of the Corporation based on compliance with the plans approved by the Board. For detailed information on the Corporation's Code of Business Conduct and governance practices including Board and Committee mandates visit our Web site at www.petro-canada.ca.

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Guideline 1A Strategic planning process The Board is actively involved	Yes	•	The Board has ultimate oversight for adoption of a strategic planning process, and monitoring performance in executing its strategies and meeting its plan objectives.
in the Company's strategic direction		•	Each year, after consultations and meetings with management, the Board reviews and approves strategic plans for the Corporation. The Board considers issues relating to the Corporation's lines of business and reviews its allocation of resources to those lines of business. The Board also participates in Directors' seminars to better understand the business of the Corporation.
		•	The Board receives updates from the President and Chief Executive Officer and other managers on strategic developments and on the Corporation's performance vis-à-vis the strategic plan, and ensures plans are adjusted to reflect new conditions or environmental factors. The Board also reviews and approves major investments, the raising of capital, organizational restructuring and other items of significance such as mergers, acquisitions and divestitures.

Guideline 1B Principal risks Considering the Company's principal risks, risk management and internal controls	Yes	•	The Board of Directors has established broad guidelines for the Corporation's risk management activities. The Audit, Finance and Risk Committee oversees, reviews and makes recommendations to the Board of Directors regarding the process that management has in place to identify, assess and manage business risks inherent in the Corporation's business. These risks fall into four broad categories: business risks; operational risks; political risks; and market risks.
		•	The Board considers all principal risks facing the Corporation, as well as measures to manage these risks. The Board has charged the Audit, Finance and Risk Committee with ensuring that comprehensive policies, risk management policies and internal control systems are in place to mitigate the Corporation's exposures. The Committee reviews these matters annually.
		•	The Corporation's risk policies, risk management processes, internal controls and management information systems are updated on a regular basis to ensure they match the Corporation's risk profile and comply with regulatory requirements.
		•	The Audit, Finance and Risk Committee Mandate was proposed by the Audit, Finance and Risk Committee and ratified by the Board of Directors. The Mandate defines the Audit, Finance and Risk Committee roles and responsibilities.
		•	The Audit, Finance and Risk Committee has direct communication, including in camera meetings, with the internal and external auditors.

Guideline 1C	Yes	•	The Board chooses the Chief Executive Officer and monitors
Succession planning			performance on an ongoing basis.
Succession planning (including appointing, training, monitoring senior management)		•	The Management Resources and Compensation Committee approves the appointment of officers and reviews the performance of executives on an annual basis.
		•	The Management Resources and Compensation Committee ensures that a comprehensive Human Resource strategy includes a disciplined approach to managing performance, identifying future leaders and guiding their development.

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		•	The Management Resources and Compensation Committee ensures that a comprehensive succession planning review is conducted on an annual basis, and reviews the outcome to ensure that management capability is sustained. Particular focus is placed on Chief Executive Officer succession planning. This plan is reviewed by the full Board as well.
		•	Employees throughout the corporation are encouraged to develop their capabilities through a range of initiatives. Special emphasis is placed on the development of those identified in the succession plan. Those with the highest identified potential are enrolled in a concentrated Q1 Leadership initiative.

Guideline 1D Communications policy Ensuring integrity of communications	Yes	•	The Board of Directors approves policies relating to the treatment and release of Corporation information in a timely and broadly disseminated basis, as required by securities laws.
between the Company and its stakeholders, including the treatment and release of Company information		•	The Board, with help from the Audit, Finance and Risk Committee, approves annual and quarterly reports on the Corporation's performance, as well as material public communications.
		•	The Corporation recently reviewed and amended its disclosure policies and practices to improve its full, fair and timely disclosure of information. Petro-Canada shares information with individual shareholders, institutional investors and financial analysts through its Investor Relations ("IR") department, and to the media through its Corporate Communications department.
		•	Petro-Canada has a disclosure committee co-chaired by its Senior Vice-President and Chief Financial Officer and the Vice-President, General Counsel, Corporate Secretary, and Chief Compliance Officer.
		•	The IR department reports regularly to the Board on share performance, issues raised by shareholders and analysts, the Corporation's institutional shareholder base, and a summary of recent IR activities.
		•	The Corporation's Web site, www.petro-canada.ca, contains transcripts of quarterly investor conference calls and presentations made by senior management to the investment community, as well as annual reports, news releases and other investor information.
		•	Shareholders are welcome to provide feedback through the Corporate Secretary or by e-mail through the Web site.

Guideline 1E Integrity of internal control	Yes	•	The Board has charged the Audit, Finance and Risk Committee with oversight for the Corporation's management information systems and effectiveness of the internal control processes. The Audit, Finance and Risk Committee reviews and approves the scope and plan for the internal audit activity, receives periodic reports and meets with the internal auditor on a regular basis to consider any significant findings and recommendations.

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Guideline 2 Board independence	Yes	•	Petro-Canada has 12 directors. Of those directors 11 are considered unrelated directors and only one, Ron Brenneman, President and Chief Executive Officer is a related director. Details with respect to composition and independence can be found in the summary of corporate governance practices. Petro-Canada does not have a significant shareholder that can exercise a majority of votes to elect the Board. However, the Government of Canada has certain rights to nominate a director for consideration by the shareholders. Details of its rights are contained in this circular.

Guideline 3 Individual unrelated Directors	Yes	•	All of the Board members with the exception of the President and Chief Executive Officer are "unrelated" as such term is defined in the Toronto Stock Exchange Guidelines.[1] The Board applies this definition of "unrelated" to each individual director and discloses on an annual basis whether the Board has a majority of "unrelated" directors. The Chairman of the Board is an "unrelated" director.
		•	The average member attendance for Board meetings in 2003 was 88% and for Committee meetings was 86%. More information about each Director, including other directorships and share ownership can be found on pages 8 and 9 of this circular.
[1]
An unrelated Director:
•  is not a member of management and
• does not have an interest or relationship with the Corporation that could be seen to interfere with the Director's ability to act in the best interests of the Corporation, other than interests or relationships that result from holding shares in the Corporation.

Guideline 4 Nominating Committee	Yes	•	The Corporate Governance and Nominating Committee is composed entirely of unrelated Directors. The Committee is charged with proposing new candidates and assesses directors on an ongoing basis. The Committee has a process to consider the needs of the Corporation when considering new nominees and generally expects nominees to have attributes such as business management experience, special expertise in areas of strategic interest to the Corporation and the ability to devote the time necessary to contribute to the Board. The Committee also looks for an effective balance on the Board and considers the unique attributes of all the members.

Guideline 5 Assessing the Board's effectiveness	Yes	•	On an annual basis the Board completes a 2-tiered assessment process, evaluating the effectiveness of the Board as a whole and completing a self assessment as an individual member. As well, the Chairs of each of the Management Resources and Compensation Committee, the Audit, Finance and Risk Committee and the Corporate Governance and Nominating Committee in consultation with Board members evaluate and set objectives for the Chairman of the Board. The Corporate Governance and Nominating Committee also assesses the communication between Board and management. The Committee recommends changes based on feedback.

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Guideline 6 Orientation and education	Yes	•	The Corporation maintains an orientation program for new Directors and a continuing education program for all Directors.
of Directors		•	As part of the continuing education program, arrangements are made for specific briefing sessions from appropriate senior personnel and consultants to help Directors better understand the Corporation's strategies and operations.
		•	The Corporate Governance Handbook is a comprehensive reference source about the Corporation. Regularly updated, the Handbook is given to directors and to corporate officers with governance-related responsibilities.
		•	Directors are encouraged to enrol in professional development courses and are invited to participate in guided tours of the Corporation's facilities. All expenses are reimbursed by the Corporation.

Guideline 7 Effective Board size Board size and composition	Yes	•	The Board of Directors is composed of 12 members. Having regard to the size and complexity of the business of the Corporation, the Board may decrease the number of directors to nine or increase the number to 13.
		•	The current Board roster is effective, and provides a diversity of experience and viewpoints.
		•	The Corporate Governance and Nominating Committee defines the requisite skills and experience required of the Directors and nominates candidates to the Board for election by the shareholders.
		•	The Corporate Governance and Nominating Committee analyzes the Board's desired expertise and background profile to ensure broadly-based and diverse experience that will support the Corporation's strategy and operations.

Guideline 8 Compensation of Directors	Yes	•	The Corporate Governance and Nominating Committee receives advice on the competitiveness of the Directors' compensation program. The Directors' compensation is intended to ensure that highly qualified Directors are attracted to meet the demanding responsibilities that Petro-Canada Board members fulfill. Details on Directors' compensation, including share ownership and minimum share ownership requirements, can be found on pages 19 and 20 of this circular.

Guideline 9 Committees and outside Directors	Yes	•	The Board of Directors has five committees. Each committee typically has at least five members. The composition of all committees is made up entirely of unrelated Directors with the exception of Ron A. Brenneman being the President and Chief Executive Officer and a member of the Pension Committee. Each Board member commits to two committees and attendance is recorded (see page 10 of this circular). Details on individual Directors, including education can be found on pages 8 and 9 of this circular.

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Audit, Finance and Risk Committee Chair: Paul D. Melnuk Members: Agnus A. Bruneau, Gail Cook-Bennett, Paul Haseldonckx, Brian F. MacNeill

This Committee is composed entirely of unrelated Directors. The Committee reviews the Corporation's quarterly and annual financial statements. It is responsible for reviewing and providing recommendations to the Board regarding the Corporation's disclosure documents and risk management matters. It works with management, the external auditors and the internal auditors to develop the annual audit plans and consider any significant findings and recommendations regarding internal controls. The Committee meets regularly with the auditors independent of management. The mandate of the Audit, Finance and Risk Committee can be found on the Corporation's Web site at www.petro-canada.ca and in the Corporation's Annual Information Form under the Composition of the Board of Directors section. The Committee met seven times in 2003.
Corporate Governance and Nominating Committee Chair: Guylaine Saucier Members: Richard J. Currie, Claude Fontaine, Thomas E. Kierans, Brian F. MacNeill, William W. Siebens

This Committee is composed entirely of unrelated Directors. The Committee is responsible for overseeing the Corporation's corporate governance process. It also proposes to the Board, candidates to be nominated to shareholders for election. The mandate of the Corporate Governance and Nominating Committee can be found on the Corporation's Web site at www.petro-canada.ca and in the Corporation's Annual Information Form under the Composition of the Board of Directors section. The Committee met three times in 2003.
Environment, Health and Safety Committee Chair: Agnus A. Bruneau Members: John F. Cordeau, Paul Haseldonckx, Brian F. MacNeill, Paul D. Melnuk

This Committee is composed entirely of unrelated Directors. The Committee monitors the Corporation's environment, health and safety performance and Total Loss Management Policy and makes recommendations for continuous improvement. The Committee is also actively involved in reviewing on a continuing basis the Corporation's position on Climate Change. The mandate of the Environment, Health and Safety Committee can be found on the Corporation's Web site at www.petro-canada.ca and in the Corporation's Annual Information Form under the Composition of the Board of Directors section. The Committee met four times in 2003.

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Management Resources and Compensation Committee Chair: Thomas E. Kierans Members: Richard J. Currie, Claude Fontaine, Brian F. MacNeill, William W. Siebens

This committee is composed entirely of unrelated Directors. The Committee is responsible for reviewing and making recommendations to the Board regarding compensation and benefit practices and management development and succession. Chief Executive Officer and officer performance succession and recruitment is a key accountability. The mandate of the Management Resources and Compensation Committee can be found on the Corporation's Web site at www.petro-canada.ca and in the Corporation's Annual Information Form under the Composition of the Board of Directors section. The Committee met four times in 2003.
Pension Committee Chair: Gail Cook-Bennett Members: Ron A. Brenneman, John F. Cordeau, Brian F. MacNeill, Guylaine Saucier

This Committee consists of unrelated Directors with the exception of Ron A. Brenneman, President and Chief Executive Officer of the Corporation. The Committee approves investment principles and policies, including asset mix and funding policies for the defined benefit plan and the plan communication policy for the defined contribution plan. The mandate for the Pension Committee can be found on the Corporation's Web site at www.petro-canada.ca and in the Corporation's Annual Information Form under the Composition of the Board of Directors section. The Committee met three times in 2003.

Guideline 10 Approach to corporate governance	Yes	•	The Corporate Governance and Nominating Committee is mandated to oversee the Corporation's corporate governance process and governance issues to ensure the Corporation maintains its high standards of corporate governance.
		•	The Corporate Governance and Nominating Committee has developed a Statement of Corporate Governance, which is supported by the Board. Details of the Corporation's committment to governance can be found on page 22 and in Schedule "B" of this circular.

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Guideline 11 Position descriptions	Yes	•	The Board, together with the President and Chief Executive Officer, has enacted specific guidelines defining the scope of duties and expectations of the Board, its Committees, and management. Policies, which include specific quantitative limits and criteria, outline decisions requiring prior approval of the Board.
		•	The Corporate Governance and Nominating Committee conducts regular effectiveness reviews of the Board, its Committees and individual Directors.
		•	Position descriptions for the Chairman and the President and Chief Executive Officer have been developed. These are outlined in the Corporate Governance Handbook of Petro-Canada, which can be viewed on the Corporation's Web site at www.petro-canada.ca.
		•	The Chairs of the Management Resources and Compensation Committee, the Audit, Finance and Risk Committee and the Corporate Governance and Nominating Committee sets objectives for the coming year that must be approved by the full Board. Performance is evaluated relative to these objectives, and to the Corporation's overall performance for its shareholders.

Guideline 12 Board independence	Yes	•	The Chair of the Board is unrelated and ensures the Board functions independently of management and acts as a liaison between the Board and management.
		•	The Board and its Committees meet in camera (without management present) regularly.
		•	The Board and its Committees may retain outside advisors as they deem necessary. Individual Directors may also retain outside advisors, at the Corporation's expense, to provide advice on any matter before the Board or a Board Committee with prior approval of the Corporate Governance and Nominating Committee.

Guideline 13 Audit Committee	Yes	•	The Audit, Finance and Risk Committee is composed entirely of unrelated Directors: Angus A. Bruneau, Gail Cook-Bennett, Paul Haseldonck, Brian F. MacNeill and Paul D. Melnuk (Chair), all of whom are financially literate. The Committee is responsible for reviewing and providing recommendations to the Board regarding the Corporation's accounting policies, reporting practices, internal controls, the Corporation's annual and interim financial statements, financial information included in the Corporation's disclosure documents and risk management matters. The Committee also reviews significant audit findings, material litigation and claims and any issue between management and the auditors. The Committee maintains direct relationships with the Corporation's internal auditor and external auditor. The Committee regularly meets in camera (without management present) with both the internal and external auditors. The Committee is responsible for recommending the appointment and compensation of the external auditors. The Committee has a policy in place that non-audit work may not be performed by the external auditor.

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Guideline 14 Outside advisors	Yes	•	The Board and its Committees may retain outside advisors as they deem necessary. Individual Directors may also retain outside advisors, at the Corporation's expense, to provide advice on any matter before the Board or a Board Committee with prior approval of the Corporate Governance and Nominating Committee.
		•	In 2003 the Corporate Governance and Nominating Committee engaged an outside advisor to assist in enhancing the current Board and individual Director performance review process and another to assess the competitiveness of the Directors' Compensation Plan.
		•	In 2003 the Management Resources and Compensation Committee received advice from an outside advisor in assessing the competitiveness of the Corporation's Senior Management Compensation Plan.

Set out below is Petro-Canada's analysis of its compliance with respect to the proposed new Canadian Multilateral Instrument dealing with CORPORATE GOVERNANCE DISCLOSURE, (Form 58-101F1).

PROPOSED GUIDELINES			DOES PETRO-CANADA COMPLY?	DESCRIPTION OF APPROACH

1.	Composition of the Board		Yes
	(a)	Disclose whether or not the Chair of your Board of Directors is an independent director.		•	Board Chair is independent
	(b)	Disclose whether or not a majority of Directors are independent.		•	The only Director not considered independent is Ron A. Brenneman, President and Chief Executive Officer.
	(c)	Disclose whether or not your independent Directors hold separate, regularly scheduled meetings.		•	Independent Directors regularly hold in camera meetings.

2.	Board Mandate		Yes
		Disclose text of the written mandate for your Board of Directors.		•
The Board mandate can be found in the Composition of the Board of Directors section of the Corporation's Annual Information Form as well as in the Corporate Governance Handbook located on the Corporation's Web site at www.petro-canada.ca.

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3.	Position Descriptions			Yes
(a)
		Disclose whether or not your Board has developed written position descriptions for the following roles. If not, explain how your Board assesses the performance of the individuals who occupy these roles.			•	Position descriptions can be found in the Corporate Governance Handbook located on the Corporation's Web site at www.petro-canada.ca.
		(i)	Chair;
		(ii)	Chair of each board committee; and		•	The Board of Directors considers the Board Mandate and Committee Terms of Reference as the basis for role descriptions for individual Directors and committee chairs.
		(iii)	Director		•	The Board of Directors considers the Board Mandate and Committee Terms of Reference as the basis for role descriptions for individual Directors and committee chairs.
	(b)	Disclose whether or not your Board has developed written position description for the following role of CEO. If not, explain how your Board assesses the performance of the CEO.			•	Position descriptions can be found in the Corporate Governance Handbook located on the Corporation's Web site at www.petro-canada.ca.

4.	Orientation and Continuing Education			Yes
	(a)	Briefly describe what measures, if any, your Board of Directors takes to orient new Board members regarding			•
Arrangements are made for specific briefing sessions from appropriate senior personnel to help new Directors better understand the Corporation's strategies and operations. Invitations are also given to existing Board member to join the sessions as a refresher.
		(i)	the role of your Board, its Directors and the committees of the Board; and		•
All new Directors are provided with the Corporate Governance Handbook, a comprehensive reference source about the Corporation, the Board and its Committees. Regularly updated versions of the Handbook are also given to Directors and to corporate officers with governance-related responsibilities.
		(ii)	the nature and operation of your Company's business.		•
Directors are given annual reviews for each of the Corporation's strategic business units and more detailed presentations on particular strategies. Directors are invited to participate in guided tours of the Corporation's facilities.
	(b)	Briefly describe what measures, if any, your Board of Directors takes to provide continuing education for its members.			•	Directors are encouraged to enrol in professional development courses. All expenses are reimbursed by the Corporation.

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5.	Code of Business Conduct and Ethics		Yes
	Disclose whether or not your Board of Directors has adopted a code of business conduct and ethics for its Directors, Officers and employees.			•	A copy of the Code of Business Conduct can be found on the Corporation's Web site at www.petro-canada.ca.
	(a)	Disclose whether or not your Board of Directors monitors compliance with its code of business conduct and ethics.		•	The Corporate Governance and Nominating Committee receives declarations from senior management confirming distribution and acceptance by employees of the Code of Business Conduct.
(b)
		If your Board of Directors has granted a waiver (including an implicit waiver) from a provision of the code of business conduct and ethics in favour of a Director or Officer, briefly describe the nature of the waiver.		•	The Board has not granted any waiver of the Code of Business Conduct.

6.	Nomination of Directors		Yes
	(a)	Disclose whether or not your Board of Directors has a nominating committee.		•
For details on the Corporation's Corporate Governance and Nominating Committee please refer to the Composition of the Board of Directors section of the Annual Information Form, page 32 of the Management Proxy Circular or the Corporation's Web site at www.petro-canada.ca.
	(b)	Disclose whether or not the nominating committee is composed entirely of independent Directors		•
The Corporation's Corporate Governance and Nominating Committee is composed entirely of independent Directors. For details on the Committee please refer to the Composition of the Board of Directors section of the Annual Information Form, page 32 of the Management Proxy Circular or the Corporation's Web site at www.petro-canada.ca.
	(c)	Disclose the text of the nominating committee's charter.		•
The Charter of the Corporation's Corporate Governance and Nominating Committee can be viewed in the Composition of the Board of Directors section of the Annual Information Form, or the Corporation's Web site at www.petro-canada.ca.

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7.	Compensation	Yes
	(a) Disclose whether or not your Board of Directors has a compensation committee.		•
For details on the Corporation's Management Resources and Compensation Committee please refer to the Composition of the Board of Directors section of the Annual Information Form, page 33 of the Management Proxy Circular or the Corporation's Web site at www.petro-canada.ca.
	(b) Disclose whether or not the compensation committee is composed entirely of independent Directors.		•
The Corporation's Management Resources and Compensation Committee is composed entirely of independent Directors. For details on the Committee please refer to the Composition of the Board of Directors section of the Annual Information Form, page 33 of the Management Proxy Circular or the Corporation's Web site at www.petro-canada.ca.
	(c) Disclose the text of the compensation committee's charter.		•
The Charter of the Corporation's Management Resources and Compensation Committee can be viewed in the Composition of the Board of Directors section of the Annual Information Form, or the Corporation's Web site at www.petro-canada.ca.

8.	Regular Board Assessments	Yes
	Briefly describe the manner in which		•	See pages 22 and 30 of this Circular.
your board of directors regularly
assesses its own effectiveness and performance, the effectiveness and performance of each of the committees of the board, and the effectiveness and performance of each board member.

Set out below is Petro-Canada's comment on its compliance with the NYSE CORPORATE GOVERNANCE LISTING STANDARDS

Petro-Canada is substantially in compliance with the current corporate governance rules of the NYSE. There are no significant differences between Petro-Canada's corporate governance practices and those required of U.S. domestic issuers under the NYSE listing standards. In particular, Petro-Canada has adjusted its practices to reflect the requirements of the NYSE listing standards and the Sarbanes-Oxley Act. This includes restructuring its Audit Finance and Risk Committee, Corporate Governance and Nominating Committee and the Management Resources and Compensation Committee to reflect NYSE standards for independence. The Corporation has formal written mandates for all Board Committees, has a Code of Business Conduct applicable to all Directors, Officers and employees and has a Code of Ethics for its Senior Financial Officers. In addition, the Board has approved and the Corporation is in the process of instituting a whistleblower hotline for employees to anonymously report matters to the Audit, Finance and Risk Committee.

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SCHEDULE "C"

Shareholder Proposals

The following proposals have been made by holders of common shares of Petro-Canada for consideration at the Annual and Special Meeting. Proposal A and Proposal B have been co-submitted by Real Assets Investment Management Inc. of Suite 801, 1166 Alberni Street, Vancouver, British Columbia, V6E 3Z3 and Ethical Funds Inc. of 800 - 1111 West Georgia Street, Vancouver, British Columbia, V6E 4T6. The Board of Directors of Petro-Canada and its management oppose these proposals for the reasons set out after each of them.

Proposal A

"Shareholders request the Board to prepare a report by September 2004 (at a reasonable cost and omitting proprietary information) to describe how the company has evaluated market opportunities in wind, solar, and other renewable sources of energy and the business risks associated with a strategic focus on a single technology solution in the renewable energy industry."

Statement of Support

Renewables are the fastest growing segment of the global energy market. In 2002 renewable energy use grew 11% in the U.S. From 1992-2001 global wind capacity grew from nearly 2,300 megawatts (MW) to over 23,000 MW — a ten-fold increase, while solar photovoltaics capacity grew nearly 400% from 370 MW to over 1,800 MW.

    Several U.S. states including California (20%), New York (25%), and Maine (30%) have renewables requirements for electricity production. The U.K. adopted a 20% requirement for renewables by 2020; The European Union has a goal of 22% renewables by 2010; and six European and Middle Eastern countries have goals ranging from 3% to 100%. The World Energy Council reports that the global market for renewable energy is likely to be in the range of $234 to $625 billion by 2010 and $1,900 billion by 2020.

    Twelve companies (Alcoa, Cargill Dow, Delphi Corporation, Dow, DuPont, General Motors, IBM, Interface, Johnson & Johnson, Kinko's, Pitney Bowes, and Staples) representing 6.5% of U.S. power demand have formed the Green Power Market Development Group to support the development of 1,000 MW of new renewable energy generating capacity over the next 10 years. Since January 2001, the Group has implemented or signed contracts for 112 MW of new renewable power projects.

    In its 2002 Report In Support of Canada's Voluntary Challenge & Registry, Petro-Canada declares its understanding "that the world may move to a different energy mix as technologies change in response to the challenge of rising greenhouse gas levels".

    To date, Petro-Canada has focused only on development of producing fuel ethanol from waste byproducts of the agriculture industry and a commercially-viable fuel distribution network to meet the expected demand for fuel cell vehicles.

    Direct competitors have significantly increased their development of renewables, including significant investments in solar and wind. In July 2002, BP announced its goal of being "a new company able to offer global energy solutions". BP stated in a March 11, 2002 media release that "BP would continue to expand its solar business which is set to grow by 40% this year and already has a 17% share of the world market".

    Leadership in renewables is not a function of size. In 2002, Suncor Energy, a company approximately half the size of Petro-Canada as measured by 2002 revenues, launched Sunbridge, a wind power project in Saskatchewan. Early in 2003, Suncor announced plans to partner in the development of a 30 MW wind power project in southern Alberta. These two projects are expected to account for nearly 15% of Canada's installed wind power by the end of 2004.

    The Board of Directors recommends voting AGAINST this Proposal for the following reasons:

    Petro-Canada is monitoring and actively engaged in a number of alternative energy opportunities.

    Petro-Canada is part of an alliance, Fueling a Cleaner Canada Association, formed in 1999 by Ballard Power Systems, Methanex and Petro-Canada to understand the issues of fuel distribution for fuel cell powered vehicles. Each participating company is assessing the changes and determining the optimal position to take in this environment.

    Petro-Canada is also involved with Iogen Corporation, a Canadian based biotechnology company which aims to commercialize a process for producing fuel ethanol from waste by-products of the agricultural industry. Petro-Canada has provided funding for ongoing research and the construction of a demonstration plant. Program results are being evaluated and a preliminary design for commercial facilities has been established.

    Petro-Canada continues to monitor other emerging technologies in alternative fuels and alternate power sources that may help reduce greenhouse gas emissions and also contribute to the Corporation's future business success.

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    Petro-Canada will consider investing in these and other areas when the Corporation's core competencies and infrastructure can be leveraged to generate the appropriate returns for shareholders.

    Petro-Canada has a well-balanced portfolio that has geographical diversity, a mix of commodities and participation across the oil and gas value chain. The Corporation's comprehensive risk management strategy, which addresses a wide range of risks and uncertainties associated with its businesses are well documented in its Annual Report.

    In addition, each year Petro-Canada provides a summary of its activities in the area of alternative energy in its annual report and in greater detail in the Corporation's Voluntary Challenge and Registry progress report and in its Report to the Community. All of these reports are publicly available on the Corporation's Web site at petro-canada.ca.

    As such, Petro-Canada sees no value to shareholders in incurring costs to produce a separate report on these matters.

Proposal B

"That Petro-Canada annually issue a report to shareholders that has been verified by credible third party auditors on specific emission reduction initiatives undertaken by the company to address risks and liabilities arising from climate change, including target and actual emissions."

Statement of Support

Climate change has significant potential economic consequences. Fossil fuels, including petroleum products, contribute to increased greenhouse gas emissions, the source of climate change. Companies who produce fossil fuels, or depend on their sale as a major source of revenue, are incurring financial risks and potential liabilities.

    Innovest Strategic Value Advisors state that large emitters may face multi-billion dollar lawsuits as contributors to climate change. "Lawyers believe that scientific opinion will assist jurors in any future cases. The UN's Intergovernmental Panel on Climate Change (IPCC) is reportedly 90-99 per cent confident that there will be higher maximum temperatures and more hot days over nearly all land areas, and is 67-95 per cent confident that in some areas this will result in increased incidence of death and serious illness in older age groups and the urban poor, in increased risk of damage to a number of crops, in increased heat stress in livestock and wildlife, in reduced energy supply reliability and in a shift in tourist destinations." (Innovest 2003)

    MunichRe, an international re-insurance company, projects that direct climate-related losses could reach US$300 billion annually by 2050. SwissRe, another re-insurer, sees inaction on climate change as a possible liability issue and is considering the potential coverage implications for companies, directors and officers who do not address this risk. SwissRe states the most effective way to address risks posed by the climate change is to reduce the degree of human intervention in the natural climate system.

    Since 1997 Canadian companies have reported emission reductions to the Voluntary Challenge and Registry (VCR), an industry/government initiative. A 2002 review of the VCR, by the Pembina Institute, states: "There are a large number of major inconsistencies in the methodology used by firms in calculating the emissions they report, and data reported to VCR are rarely subject to verification by independent professional auditors. This makes it difficult to compare the performance of different firms or to have confidence in instances of progress that are reported. The use of emissions offsets present particular problems; some claimed offsets are quite misleading and amount to little more than accounting tricks." (The Case for Kyoto: The Failure of Voluntary Corporate Action)

    Petro-Canada's 2003 VCR submission states: "We are committed to ongoing improvements in energy efficiency in each of our major Canadian sectors, of an average of one per cent per year through 2005, and we are evaluating technology and other options for further action" and "Petro-Canada intends to have large investments in the integrated Alberta oil sands developments in coming years, a growth program that significantly adds to our greenhouse gas management challenge."

    To assure that actions taken by Petro-Canada to address climate change are sufficient to mitigate financial risks and potential liabilities we urge shareholders to vote FOR this proposal.

    The Board of Directors recommends voting AGAINST this Proposal for the following reasons:

    Petro-Canada has a strong record of improving energy efficiency and reducing greenhouse gas ("GHG") emissions. Since 1990, energy saving investments and projects have eliminated over one million tonnes of annual emissions from our core business.

    Petro-Canada belongs to a number of Canadian and international industry associations devoted to progressive engagement on climate change issues. We are a member of the World Business Council for Sustainable Development and a member of its Climate and Energy Working Group. This is a worldwide business organization providing business leadership as a catalyst for change toward sustainable development. In Canada, we are a member of the Canadian Association of Petroleum Producers, the Canadian Petroleum Products Institute and the Voluntary Challenge and Registry's ("VCR") Champions in Action Group. The VCR Champions in Action is a small group of companies assessing leading edge practices to address and manage GHG emissions. Petro-Canada is also a member of the Canadian Industry Program for Energy Conservation (CIPEC), which looks at best practices to improve energy efficiency.

    Since 1997, Petro-Canada has voluntarily reported on its energy efficiency performance, GHG emissions and the projects, which have helped the company achieve improvement through

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participation in the VCR. As the highest (gold) level reporter to the VCR, Petro-Canada's emissions reporting satisfies a number of criteria such as the endorsement of the VCR report by senior management, target setting commitments, listing key activities to reduce emissions, documentation of results achieved and building awareness through education and training. The Corporation's annual VCR report can be found on the Corporation's Web site at petro-canada.ca.

    Independently of this resolution, Petro-Canada has already begun to seek ways to improve our measurement of energy use and GHG emissions, the tracking of emission reduction initiatives and the trending of our performance versus company targets and plans.

    In mid 2003, Petro-Canada engaged Pricewaterhouse
Coopers LLP ("PwC") to conduct a third party assessment of our processes and controls relating to the measurement, calculation, consolidation, and reporting of GHG emissions. PwC concluded that the Corporation has implemented generally reliable reporting processes. They also recommended several continuous improvement actions to further strengthen reporting and controls.

    We are now developing action plans to respond to continuous improvement opportunities identified by the PwC assessment. We will focus our improvement actions in the areas of improved documentation of procedures, clarification of level and accuracy of reporting required from internal business units, and the verification of energy efficient projects. As a result of this last mentioned focus; in 2004, Petro-Canada is working toward third party verification of some of the upstream energy efficiency projects.

    By taking this approach in 2004 we plan to improve the consistency and transparency in our reported GHG emissions.

    Petro-Canada reports its actions and plans to limit GHG emissions on an annual basis in its annual report, Report to the Community, and in more detail in its Voluntary Challenge & Registry report. Through these reports Petro-Canada provides to its shareholders and investors substantive information on the risks and uncertainties related to its business plans.

    As such, Petro-Canada sees no value to shareholders in incurring costs to produce a separate report on these matters.

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QuickLinks

EXHIBIT 2
MANAGEMENT PROXY CIRCULAR
Invitation to Shareholders
VOTING AND PROXIES: QUESTIONS AND ANSWERS
BUSINESS OF THE MEETING
EXECUTIVE COMPENSATION
CORPORATE GOVERNANCE PRACTICES
Shareholder Proposals for the 2005 Annual Meeting
Shareholder Feedback
Additional Information
Director's Approval
Management Certificate
SCHEDULE "A"
SCHEDULE "B"
SCHEDULE "C"